SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF

THE SECURITIES EXCHANGE ACT OF 1934

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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

Agile Software Corporation

(Name of Registrant as Specified In Its Charter)

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Agile Software Corporation 6373 San Ignacio Avenue San Jose, CA 95119-1200 Main: (408) 284-4000 Fax: (408) 284-4002 Email: info@agile.com

September 4, 2003

Dear Stockholder:

You are cordially invited to attend Agile Software Corporation’s 2003 Annual Meeting of Stockholders, which will be held on Thursday, October 9, 2003 at 6373 San Ignacio Avenue, San Jose, California, Agile’s new corporate headquarters.

Details of the business to be conducted at the Annual Meeting are provided in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

Included with the Proxy Statement is a copy of our Annual Report on Form 10-K for the fiscal year ended April 30, 2003. We encourage you to read the Form 10-K. It includes information on our operations, markets, products and services, as well as our audited financial statements.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to promptly vote and submit your proxy by phone, via the Internet or by signing, dating, and returning the enclosed proxy card in the enclosed postage-paid envelope. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of Agile.

Sincerely,

Bryan D. Stolle

Chairman of the Board and Chief Executive Officer

Agile Software Corporation 6373 San Ignacio Avenue San Jose, CA 95119-1200 Main: (408) 284-4000 Fax: (408) 284-4002 Email: info@agile.com

Notice of Annual Meeting of Stockholders

To be held October 9, 2003

11:00 a.m. Pacific Time

Dear Stockholder:

The 2003 Annual Meeting of Stockholders of Agile Software Corporation will be held on Thursday, October 9, 2003 at 11:00 a.m. Pacific Time at 6373 San Ignacio Avenue, San Jose, California. The annual meeting is being held for the following purposes:

1.	To elect two directors to hold office for a three-year term or until their respective successors are elected or appointed.

2.	To ratify the selection of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending April 30, 2004.

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

These items are fully discussed in the following pages, which are made part of this notice. Only stockholders of record on our books at the close of business on August 20, 2003 will be entitled to vote at the annual meeting. For ten days prior to the meeting, a complete list of stockholders entitled to vote will be available for inspection at our offices, 6373 San Ignacio Avenue, San Jose, California, 95119-1200, during ordinary business hours.

We request that you vote your shares as promptly as possible. You may vote your shares in a number of ways. You may mark your votes on the enclosed Proxy Card, date, sign and return the Proxy Card. If you have shares registered directly with our transfer agent, EquiServe, you may choose to vote those shares via the Internet at www.eproxyvote.com/agil or you may vote telephonically, within the U.S. and Canada only, by calling EquiServe at 1-877-PRX-VOTE, (1-877-779-8683). See “Voting Via the Internet or By Telephone” in the Proxy Statement for further details.

By Order of the Board of Directors,

Sam Laub

Secretary

San Jose, California

September 4, 2003

VOTING THE PROXY CARD

If you wish to vote on the paper proxy card instead of via the Internet or by telephone, please complete, sign, date and return the accompanying proxy card promptly in the enclosed addressed envelope. Postage need not be affixed to the envelope if mailed in the United States.

The immediate return of your proxy will be of great assistance in preparing for the annual meeting and is therefore urgently requested, even if you plan to attend the annual meeting. If you attend the annual meeting and have made arrangements to vote in person, your proxy card will not be used.

VOTING ELECTRONICALLY OR BY TELEPHONE

Instead of submitting your proxy vote on the paper proxy card, you can vote electronically via the Internet or by telephone. See “Voting Via the Internet or By Telephone” on page 26 of the proxy statement for further details. Please note that there are separate Internet and telephone voting arrangements, depending upon whether shares are registered in your name or in the name of a broker or bank.

IF YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON

The annual meeting will be held on Thursday, October 9, 2003 at 11:00 a.m. Pacific Time at 6373 San Ignacio Avenue, San Jose, California.

If your shares are not registered in your own name and you plan to attend the annual meeting and vote your shares in person, you should contact your broker or agent in whose name your shares are registered to obtain a broker’s proxy and bring it to the annual meeting in order to vote.

Agile Software Corporation 6373 San Ignacio Avenue San Jose, CA 95119-1200 Main: (408) 284-4000 Fax: (408) 284-4002 Email: info@agile.com

PROXY STATEMENT

The enclosed proxy is solicited by the Board of Directors of Agile Software Corporation, a Delaware corporation (“Agile” or the “Company”) for use in voting at the Annual Meeting of Stockholders to be held at 6373 San Ignacio Avenue, San Jose, California, on Thursday, October 9, 2003, at 11:00 a.m. Pacific Time, and at any postponement or adjournment thereof, for the purposes set forth in the attached notice of annual meeting. The date of this Proxy Statement is September 4, 2003, the approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to stockholders.

Expenses of Solicitation

The cost of soliciting proxies will be borne by us. In addition to soliciting stockholders by mail, we will request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have our stock registered in the names of such persons and will reimburse others to solicit proxies, personally or by telephone, without compensation.

Voting and Revocability of Proxies

All valid proxies received before the meeting will be voted. When proxies are properly dated, executed and returned, the shares they represent will be voted at the annual meeting in accordance with the instructions of the stockholder. If no specific instructions are given on the proxy, the shares represented by proxies will be voted as follows:

•	FOR the election of the nominees for directors set forth herein, and

•	FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending April 30, 2004.

In addition, if other matters come before the annual meeting, the persons named in the accompanying form of proxy will vote in accordance with their best judgment with respect to such matters. A stockholder giving a proxy has the power to revoke the proxy at any time prior to its exercise by voting in person at the annual meeting, by giving written notice revoking the proxy to our Secretary prior to the annual meeting or by giving a later dated proxy.

Quorum and Vote Required

Each share of our Common Stock outstanding on the record date will be entitled to one vote on all matters to be acted upon at the annual meeting. Our Bylaws provide that a majority of all of the shares of our Common Stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Votes for and against, abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum.

A plurality of the votes duly cast is required for the election of directors. A plurality of the votes duly cast means that only affirmative votes will affect the outcome of the election. Therefore, neither abstentions nor broker “non-votes” will have any impact on the election of directors and the two candidates for election as directors at the annual meeting who receive the highest number of affirmative votes will be elected.

The ratification of the selection of the independent auditors for the current year requires the affirmative vote of a majority of the shares of our Common Stock present or represented and entitled to vote at the annual meeting. Abstentions are deemed to be “votes cast” and will have the effect of votes in opposition. However, broker “non-votes” are not deemed to be “votes cast.” As a result, broker “non-votes” are not included in the tabulation of the voting results on the election of directors or issues requiring approval of a majority of the votes cast and, therefore, do not have the effect of votes in opposition in such tabulations. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Voting by Telephone or Internet

You may vote your shares in a number of ways. You may mark your votes, date, sign and return the proxy card. If you have shares registered directly with our transfer agent, EquiServe, you may choose to vote those shares via the Internet at www.eproxyvote.com/agil or you may vote telephonically, within the U.S. and Canada only, by calling EquiServe at 1-877-PRX-VOTE, (1-877-779-8683). See “Voting Via the Internet or By Telephone” in the proxy statement for further details

Record Date and Share Ownership

Only stockholders of record on our books at the close of business on August 20, 2003 will be entitled to vote at the annual meeting. Presence in person or by proxy of a majority of the shares of Common Stock outstanding on the record date is required for a quorum. As of the close of business on August 20, 2003, we had 51,330,726 outstanding shares of Common Stock, all of which are entitled to vote with respect to all matters to be acted upon at the annual meeting. Copies of this proxy statement were first released to stockholders on or about September 4, 2003.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Amended and Restated Certificate of Incorporation and Bylaws provide that our Board of Directors shall be divided into three classes, with each class having a three-year term. Vacancies on the Board of Directors may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board of Directors to fill a vacancy in a class (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the term of the class of directors in which the vacancy occurred, and until the director’s successor is elected and qualified. Our classified Board of Directors currently consists of two Class I directors (Mr. Klaus-Dieter Laidig and Mr. Gareth Chang), who will serve until the annual meeting of stockholders to be held in 2003, two Class II directors (Ms. Nancy Schoendorf and Mr. Ronald E.F. Codd), who will serve until the annual meeting of stockholders to be held in 2004, and two Class III directors (Mr. Bryan Stolle and Mr. Paul Wahl), who will serve until the annual meeting of stockholders to be held in 2005, and until their respective successors are duly elected and qualified. At each annual meeting of stockholders, directors are elected for a term of three years to succeed those directors whose terms expire at the annual meeting dates. The Board of Directors increased the Board to six directors and to two Class I directors and elected Mr. Gareth Chang as a Class I director effective May 29, 2003 to fill the vacancy created by the increase in the size of the Board. On August 21, 2003, Mr. James Patterson retired as a director, and on August 22, 2003, the Board of Directors elected Mr. Ronald E.F. Codd as a Class II director to fill the vacancy created by Mr. Patterson’s retirement.

The term of the Class I directors will expire on the date of the upcoming annual meeting. Accordingly, two persons are to be elected to serve as Class I directors of the Board of Directors at the meeting. Our nominees for election by the stockholders to those positions are the current Class I members of the Board of Directors: Mr. Klaus-Dieter Laidig and Mr. Gareth Chang. If elected, the nominees will serve as directors until our Annual Meeting of Stockholders to be held in 2006 and until their successors are elected and qualified. If either of the nominees is unable or unwilling to serve as a nominee for the office of director at the time of the annual meeting, the proxies may be voted for substitute nominees who shall be designated by the proxy holders or by the present Board of Directors to fill such vacancy. The Board of Directors has no reason to believe the foregoing nominees will be unwilling or unable to serve if elected as directors.

Vote Required and Recommendation of the Board of Directors

If a quorum is present and voting, the two nominees for Class I directors receiving the highest number of votes will be elected as Class I directors, whether or not such affirmative votes constitute a majority of the shares voted. Abstentions and broker non-votes will have no effect on the vote. If any nominee becomes unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose.

Unless marked otherwise, proxies received will be voted FOR election of the nominees named below. The Board of Directors recommends a vote “FOR” the election of the nominees listed below.

Name of Director	Position With the Company	Age	Since
Class I directors nominated for election at the 2003 Annual Meeting of Stockholders:
Klaus-Dieter Laidig	Director	61	1998

Gareth Chang	Director	60	2003

Klaus-Dieter Laidig has been a director of Agile since 1998. Mr. Laidig has served as a management consultant with Laidig Business Consulting GmbH since 1998. From 1984 to 1997, Mr. Laidig served as General Manager of Hewlett Packard GmbH. Mr. Laidig currently serves as a director of Latitude Communications, Inc., a provider of integrated voice and data conferencing solutions, Bauerfeind AG, Heiler Software AG, Grau Data Storage AG, Varetis AG and several privately held companies. Mr. Laidig received an M.B.A. from the Pforzheim University of Applied Sciences in Germany.

Gareth Chang has served as a director of Agile since May 2003. Mr. Chang has served as a consultant with GC3 and Associates since 2002. From August 1998 to March 2000 he was Chairman and CEO of Star TV, a wholly-owned subsidiary of News Corporation. Mr. Chang also held executive positions at Honeywell International Inc. and Xerox Corp., and served as Senior Vice President of McDonnell Douglas Information Systems Co., President of McDonnell Douglas Pacific and Asia, Corporate Senior Vice President of Hughes Electronics Corp., President of Hughes Electronics International, and President of DirectTV International. Mr. Chang currently serves as a director of Palm, Inc. and SRS Labs, and is on the advisory council for Nike, Inc. Mr. Chang previously served as a director of Apple Computer, Mallinckrodt, Inc. and News Corporation. Mr. Chang also serves as a visiting professor at Beijing Institute of Aeronautics and Astronautics, and Tsing Hua University, both in Beijing, China.

Except as noted above, the nominees have been engaged in the principal occupations set forth above during the past five years. There are no family relationships among any of our directors or executive officers.

Stock ownership information is shown under the heading “Security Ownership of Certain Beneficial Owners and Management” and is based upon information furnished by the respective individuals.

INFORMATION ABOUT AGILE SOFTWARE CORPORATION

Executive Officers and Continuing Directors

This section sets forth information concerning the age and background for our executive officers and current directors whose terms are continuing, other than information about the Class I nominees to be elected at this meeting, which is set forth above.

Name	Position With the Company	Age	Since
Class II directors whose terms expire at the 2004 Annual Meeting of Stockholders:

Nancy J. Schoendorf	Director	50	1995

Ronald E.F. Codd	Director	47	2003

Class III directors whose terms expire at the 2005 Annual Meeting of Stockholders:

Bryan D. Stolle	Director, Chairman of the Board and Chief Executive Officer	45	1995

Paul Wahl	Director	51	2002

Additional Executive Officers

Jay B. Fulcher	President and Chief Operating Officer	41	2002

Carolyn V. Aver	Executive Vice President and Chief Financial Officer	44	2002

Christopher Wong	Executive Vice President, Products and Technology	42	2002

Richard J. Browne	Vice President, Finance and Administrative Operations	49	2001

Bryan D. Stolle is a co-founder of Agile and has served as our Chairman, Chief Executive Officer and a member of the Board of Directors since its inception in March 1995 and as President until 2002. From 1987 to 1994, Mr. Stolle served as Director of Product and Strategic Marketing at Sherpa Corporation, a developer of enterprise product data management software. From 1983 to 1987, Mr. Stolle served as Marketing Officer at Rexcom Systems, a software company co-founded by Mr. Stolle. Mr. Stolle received a B.A. in Business Administration and an M.B.A. from the University of Texas at Austin.

Nancy J. Schoendorf has served as a director of Agile since 1995. Ms. Schoendorf has been a general partner of Mohr, Davidow Ventures, a venture capital firm, since 1994, and a Managing Partner since 1997. Prior to joining Mohr, Davidow Ventures, Ms. Schoendorf spent 17 years in the computer industry including management positions with Hewlett-Packard, Software Publishing Corporation and Sun Microsystems. Ms. Schoendorf currently serves as a director of Onvia.com, Inc. and several privately held companies. Ms. Schoendorf received a B.S. in Computer Science from Iowa State University and an M.B.A. from Santa Clara University.

Ronald E.F. Codd has served as a director of Agile since August 2003. Mr. Codd has been an independent business consultant since April 2002. From January 1999 to April 2002, he served as President, Chief Executive Officer and a director of Momentum Business Applications, Inc., an enterprise software development company. From September 1991 to December 1998, Mr. Codd served as Senior Vice President of Finance and Administration and Chief Financial Officer of PeopleSoft, Inc., an enterprise application software company. Mr. Codd currently serves as a director of Adept Technology, Inc., Interwoven, Inc. and Virage, Inc. Mr. Codd received a B.S. in accounting from the University of California, Berkeley and an M.M. from the Kellogg School of Management at Northwestern University.

Paul Wahl has served as a director of Agile since June 2002. Mr. Wahl served as President and Chief Operating Officer of Siebel Systems, Inc., a leading provider of e-Business application solutions, from April 1999 to March 2003. From November 1998 to April 1999, Mr. Wahl served as the Chief Executive Officer and President of TriStrata, an Internet security company. From January 1996 to September 1998, Mr. Wahl served as Chief Executive Officer of SAP America, Inc. and was an Executive Board Member of SAP AG, an international developer and supplier of integrated business application software. From June 1991 to December 1995, Mr. Wahl served as Executive Vice President of SAP AG.

Jay B. Fulcher has served as Agile’s President and Chief Operating Officer since October 2003. From November 1996 to August 2001, Mr. Fulcher served as Executive Vice President of PeopleSoft, Inc., an enterprise application software company. Mr. Fulcher received a B.S. in Business Management from San Jose State University, where he currently sits on the Advisory Board for the College of Business. Mr. Fulcher currently serves as a director of two privately held companies.

Carolyn V. Aver has served as Agile’s Executive Vice President and Chief Financial Officer since May 2002. From September 2000 to August 2001, Ms. Aver served as the Interim Chief Financial Officer at myCFO, a wealth advisory firm. From April 1998 to April 2000, Ms. Aver served as the Chief Financial Officer at USWeb/CKS, a provider of e-commerce implementations. Ms. Aver currently serves as a director of a privately held company. Ms. Aver received a B.S. in Accounting from California State University, Hayward.

Christopher Wong has served as Agile’s Executive Vice President of Products and Technology since September 2002. From June 2001 to September 2002, Mr. Wong served as Vice President of Corporate Strategy for PeopleSoft, Inc. From June, 1999 to June 2001, Mr. Wong served as Chairman, CEO and President of Skills Village, Inc., a supplier of contract service management software.

Richard J. Browne has served as Agile’s Vice President of Finance and Administrative Operations since June 2000. Mr. Browne also served as Agile’s Interim Chief Financial Officer from October 2001 to April 2002 and as Controller from September 1997 until June 2000. Mr. Browne received a B.S. in Accounting from San Jose State University and an M.B.A. from Santa Clara University and is a Certified Public Accountant.

Meetings of the Board of Directors

The Board of Directors held six meetings during the fiscal year ended April 30, 2003. Each director is expected to attend each meeting of the Board and those committees on which he or she serves. In addition to meetings, the Board and its committees review and act upon matters through written consent procedures. Board agendas now include regularly scheduled sessions for the independent directors to meet without management present. No director attended less than 75% of all of the meetings of the Board and those committees on which he or she served during the fiscal year ended April 30, 2003.

Effective May 29, 2003, the Board of Directors increased the size of the Board to six directors and to two Class I directors, and elected Mr. Gareth Chang as a Class I director. On August 21, 2003, Mr. James Patterson retired as a director, and on August 22, 2003, the Board of Directors elected Mr. Ronald E.F. Codd as a Class II director to fill the vacancy created by Mr. Patterson’s retirement.

We currently have standing Audit, Nominating and Governance, and Compensation Committees of the Board of Directors. Each of these committees has a written charter that has been approved by the Board. During the fiscal year ended April 30, 2003, the Audit Committee of the Board held seven meetings and the Compensation Committee of the Board held three meetings. The Nominating and Governance Committee was established after the end of the fiscal year.

Audit Committee.    The Board of Directors has an Audit Committee currently consisting of Mr. Codd (Chair), Mr. Laidig and Ms. Schoendorf. The Audit Committee assists the Board of Directors in fulfilling its oversight responsibility of our corporate accounting and financial reporting process and is directly responsible for the appointment, compensation and oversight of the work of Agile’s independent auditors. The Audit Committee reviews with our independent auditors the scope and timing of their audit services and any other services that they are asked to perform, the independent auditors’ report on our consolidated financial statements following completion of their audit, and our critical accounting policies and policies and procedures with respect to internal accounting and financial controls. In addition, the Audit Committee is responsible for establishing procedures for the receipt, retention and treatment of complaints received by Agile regarding accounting, internal accounting controls or auditing matters, including the confidential, anonymous submission by Agile employees, received through established procedures, or concerns regarding accounting or auditing matters. The Audit Committee also makes annual recommendations to our Board of Directors for the appointment of independent auditors for the ensuing year.

Compensation Committee.    The Board of Directors has a Compensation Committee consisting of Ms. Schoendorf (Chair) and Mr. Wahl. The Compensation Committee reviews and approves the salary and bonus criteria of and stock option grants to our Chief Executive Officer and all other executive officers, awards stock options to our executive officers under our 1995 Stock Option Plan, and administers our employee benefit plans. For additional information about the Compensation Committee, see “Report of the Compensation Committee on Executive Compensation,” and “Executive Compensation and Other Matters” below.

Nominating and Governance Committee.    The Board of Directors has a Nominating and Governance Committee consisting of Mr. Chang (Chair), Mr. Codd and Mr. Laidig. The Nominating and Governance Committee identifies individuals qualified to become Board members, selects, or recommends to the Board, director nominees for each election of directors, develops and recommends to the Board criteria for selecting qualified director candidates, considers committee member qualifications, appointment and removal, recommends corporate governance principles, codes of conduct and compliance mechanisms applicable to us, and provides oversight in the evaluation of the Board and each committee of the Board.

Stockholders may nominate one or more persons for election as directors at a meeting only if timely notice of such nomination(s) has been given in writing to our Secretary in accordance with our Bylaws. The Nominating and Governance Committee will consider any nominee proposed by stockholders. Nominations of stockholders intended to be presented at the next annual meeting of stockholders must be received by us at our offices at 6373 San Ignacio, San Jose, CA 95119-1200, no later than May 7, 2004.

Director Compensation

Our directors do not receive any cash compensation for their services as directors but are reimbursed for their reasonable travel expenses in attending meetings of the Board of Directors and, starting May 1, 2003, are compensated for their committee participation. Board members serving on our Board committees are compensated on an annual retainer paid quarterly for the committee and role as set forth below:

Committee	Chairman	Committee Member
Audit	$50,000	$20,000
Compensation	20,000	10,000
Nominating and Governance	20,000	10,000

Our directors are eligible to participate in our 1995 Stock Option Plan, and employee-directors are able to participate in our 1995 Stock Option Plan, 1999 Employee Stock Purchase Plan, and 401(k) plan. Options granted to our non-employee directors are not intended to qualify as incentive stock options under the Internal Revenue Code. Each of our non-employee directors are automatically granted an option to purchase 100,000 shares of our Common Stock upon initial election to the Board of Directors. Each director that has served as a director for at least six months as of May 1 of each year is automatically granted, on May 1 of each year, an option to purchase 25,000 shares of our Common Stock. All options granted automatically to our non-employee directors have an exercise price per share equal to the fair market value of a share of our Common Stock on the date of grant. Initial option grants vest in 48 equal monthly installments beginning on the date of grant. Annual option grants vest monthly, in 12 equal monthly installments beginning 37 months after the date of grant. All non-employee director options automatically vest in full upon a change-in-control of Agile. A director whose service ceases for any reason may exercise the vested portion within 12 months following such termination. All options granted to non-employee directors expire 10 years following the date of grant.

During the fiscal year ended April 30, 2003, we granted options to purchase 25,000 shares of our Common Stock to each of the three existing non-employee directors who had served for at least six months as of the date of the grant, and an option to purchase 100,000 shares of our Common Stock to Mr. Paul Wahl. In June 2003, we granted an option to purchase 100,000 shares of our Common Stock to Mr. Gareth Chang, and in August 2003, we granted an option to purchase 100,000 shares of our Common Stock to Mr. Ronald E.F. Codd.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

No interlocking relationship exists between any member of our Board of Directors or our Compensation Committee and any member of the Board of Directors or Compensation Committee of any other company, and no such relationship has existed in the past.

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

Stock Option Plans

Options granted to our employees, including our executive officers, under our 1995 Stock Option Plan and our 2000 Nonstatutory Stock Option Plan provide for 18 months of accelerated vesting upon a change-in-control event in which the employee is involuntarily terminated within 18 months after the change-in-control, as defined by the individual’s stock option agreement. Options granted to any employee under each of our option plans prior to April 2001, and options granted to certain of our executive officers after such date, become exercisable and vested in full upon a change-in-control event in which the employee is involuntarily terminated within 18 months after the change-in-control. All options so accelerated remain exercisable for the lesser of the remaining term of the option or one year after the effective date of the involuntary termination. In addition, vesting will accelerate in full upon a change-in-control unless the successor corporation assumes the option or replaces it with a cash incentive program that preserves for the option holder the excess of the underlying shares’ value at the time of the transaction over the exercise price, with payment to be made over the same vesting schedule.

Executive Retention and Severance Plan

We maintain the Executive Retention and Severance Plan (the “ERSP”), which provides certain severance and other benefits in connection with a Change-in-Control (as defined below) to our officers and key employees designated by the Board or the Compensation Committee. At present, the ERSP covers all our executive officers and certain key employees. The ERSP may not be terminated or amended in any way without a supplemental written agreement between any affected participant and Agile.

Under the ERSP, a Change-in-Control means the occurrence of any of the following: (i) any person, entity or group becomes the beneficial owner of 50% or more of either our then outstanding Common Stock or the combined voting power of our then outstanding securities entitled to vote generally in the election of directors; or (ii) we are party to a merger or consolidation, which results in the holders of our voting securities outstanding immediately prior thereto failing to retain immediately after such merger or consolidation direct or indirect beneficial ownership of more than 50% of the total combined voting power of the securities entitled to vote generally in the election of our directors or in the surviving entity outstanding immediately after such merger or consolidation; or (iii) the sale or disposition of all or substantially all of our assets or consummation of any transaction having similar effect (other than a sale or disposition to one or more of our subsidiaries); or (iv) a change in the composition of our Board within any consecutive two-year period as a result of which fewer than a majority of the directors are Incumbent Directors (as defined in the ERSP).

If, during the applicable “Change-in-Control Period” (as described below), a participant’s employment is terminated other than for Cause (as defined in the ERSP) or by the participant for Good Reason (as defined in the ERSP), any such terminations of employment being referred to as a “Termination upon a Change-in-Control,” then, provided that the participant executes a prescribed release of claims against us, the participant will be entitled to certain payments and benefits described below, in addition to all compensation and benefits earned by the participant through the date of the participant’s termination of employment. The applicable “Change-in-Control Period” commences on the consummation of a Change-in-Control and ends on the second anniversary thereof, or on the date which is 18 months following the Change-in-Control.

On a Termination upon a Change-in-Control, an ERSP participant will receive a lump sum cash severance payment in an amount equal to the sum of (x) one-half of the participant’s annual base salary immediately prior to termination or, if higher, immediately prior to the Change-in-Control, plus (y) one-half of the greatest of (1) the aggregate of all bonuses earned by the participant for the fiscal year immediately preceding the fiscal year of the Change-in-Control, (2) the aggregate of all bonuses earned by the participant for the fiscal year immediately preceding the fiscal year of the participant’s Termination Upon a Change-in-Control, or (3) the aggregate of all annual bonuses that would be earned by the participant at the targeted annual rate (assuming attainment of 100% of all applicable performance goals) for the fiscal year of the participant’s Termination Upon a Change-in-Control.

Following a participant’s Termination upon Change-in-Control, the ERSP also provides that we will provide the participant with continued health and other group insurance benefits for the participant’s benefit period after the participant’s Termination upon Change-in-Control. The participant will also be indemnified by us to the fullest extent permitted under applicable law, as set forth in the ERSP. In addition, if any payment or benefit received or to be received by any participant pursuant to the ERSP or otherwise (“Payments”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the ERSP provides that compensation and benefits payable upon a Change-in-Control will be determined in a manner that produces the greatest after-tax benefit for the employee. Accordingly, in some instances a small reduction in payments may be made to an amount just below the safe harbor threshold in order to produce a greater after-tax benefit to the executive by avoiding the payment of the excise tax on the value of the benefits.

The ESRP does not alter the treatment of options under our existing stock option plans. Under our standard forms of stock option agreement, vesting will accelerate upon a change-in-control unless the successor corporation assumes the option or replaces it with a cash incentive program that preserves for the option holder the excess of the underlying shares’ value at the time of the transaction over the exercise price, with payment to be made over the same vesting schedule. The stock option agreements further provide that if the option is assumed in connection with a Change-in-Control, but the option holder’s service ceases as a result of an involuntary termination within 18 months following the Change-in-Control, then the option holder is credited with an additional 18 months of employment for vesting purposes and the option will remain exercisable for one year after termination rather than the normal three months.

The ERSP provides that all participants will continue to abide by the terms of the confidentiality and/or proprietary rights agreement between the participant and us. In addition, following a participant’s Termination upon a Change-in-Control, for a period of years equal to a participant’s benefit period, the participant may not solicit or offer employment to any of our employees.

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

PricewaterhouseCoopers LLP has been our independent auditors since our incorporation in 1995, and at the recommendation of the Audit Committee of the Board of Directors, has been selected by the Board of Directors as our independent auditors for the fiscal year ending April 30, 2004. Neither our Bylaws, nor other applicable documents nor law require stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent auditors. In the event that ratification of this selection of auditors is not approved by a majority of the shares of Common Stock voting thereon, we will reconsider whether or not to retain that auditing firm, and will review our future selection of auditors.

The Audit Committee is directly responsible for the appointment, compensation and oversight of the work of the independent auditors, and the independent auditors report directly to the Audit Committee. A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting and will have an opportunity to make a statement if the representative so desires. The representative will also be available to respond to appropriate questions from the stockholders.

Principal Accountant Fees and Services

Aggregate fees for professional services rendered for us by PricewaterhouseCoopers LLP for the fiscal years ended April 30, 2002 and 2003, were:

	2002(1)	2003(1)
Audit	$206,000	$263,000
Audit-related	9,000	80,000
Tax-related	86,000	102,000
All Other	—	—

	$301,000	$445,000

(1)	Aggregate fees included in Audit are fees billed for the fiscal years. The aggregate fees included in each of the other categories are fees billed in the fiscal years.

Audit fees for the fiscal years ended April 30, 2002 and 2003, respectively, were for professional services rendered for the audits of our consolidated financial statements and consents, income tax provision procedures, and assistance with review of documents filed with the Securities and Exchange Commission, including our quarterly reports filed on Form 10-Q, and annual and other periodic reports at international locations.

Audit Related fees as of the fiscal years ended April 30, 2002 and 2003, respectively, were for assurance and related services related to accounting consultations concerning acquisitions, financial accounting and reporting standards, including Sarbanes-Oxley compliance.

Tax fees as of the fiscal years ended April 30, 2002 and 2003, respectively, were for services related to domestic and international tax compliance, including the preparation of tax returns, tax planning and tax advice, including assistance with and representation in sales and use tax audits.

All Other.    We did not engage PricewaterhouseCoopers LLP or pay or incur fees as of the fiscal years ended April 30, 2002 and 2003 for services other than those reported in the categories above.

Audit Committee Pre-Approval Policies and Procedures

Representatives of PricewaterhouseCoopers LLP normally attend each meeting of the Audit Committee of the Board of Directors. The Audit Committee on an annual basis reviews audit and non-audit services performed by PricewaterhouseCoopers LLP as well as the fees charged by PricewaterhouseCoopers LLP for such services. All audit and non-audit services are pre-approved by the Audit Committee, which considers, among other things, the possible effect of the performance of such services on the auditors’ independence. The Audit Committee has considered the role of PricewaterhouseCoopers LLP in providing its audit, audit-related and non-audit services to Agile and has concluded that such services are compatible with PricewaterhouseCoopers’ independence as Agile’s auditors.

Vote Required and Recommendation of the Board of Directors

Although neither our Bylaws, nor other applicable documents nor law require stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent auditors, the Board of Directors has determined to submit the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. In the event that the stockholders do not approve the selection of PricewaterhouseCoopers LLP, the Board of Directors will reconsider whether or not to retain that auditing firm, and will review its future selection of auditors.

The Board of Directors recommends a vote “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending April 30, 2004. Unless a contrary choice is specified, proxies solicited by the Board of Directors will be voted for ratification of the appointment.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following sets forth information regarding ownership of Agile’s outstanding Common Stock as of August 22, 2003 by (i) each stockholder known by Agile to be the beneficial owners of more than 5% of Agile’s outstanding shares of Common Stock, (ii) each director of Agile, (iii) each executive officer named in the Summary Compensation Table below, and (iv) all directors and executive officers as a group. Except as otherwise indicated below and subject to applicable community property laws, each person named in the table has sole voting and sole investment powers with respect to all shares of Common Stock shown as beneficially owned by them. Applicable percentage ownership in the table is based on 51,335,722 shares of Common Stock outstanding as of August 22, 2003. Of the total shares outstanding, 158,177 shares are subject to Agile’s right of repurchase. Beneficial ownership is determined under the rules and regulations of the Securities and Exchange Commission. Shares of Common Stock subject to options or warrants that are presently exercisable or exercisable within 60 days of August 22, 2003 are deemed outstanding for the purpose of computing the percentage ownership of the person or entity holding options or warrants, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or entity. Entries denoted by an asterisk represent an amount less than 1%.

	Amount and Nature of Beneficial Ownership			Percent of Beneficial Ownership(3)
Name of Beneficial Owner(1)	Common Stock	Options(2)	Total

5% Stockholders
Entities affiliated with Wellington Management Company(4)	5,057,000	—	5,057,000	9.9%
Entities affiliated with Ziff Asset Management(5)	3,120,000	—	3,120,000	6.1%
Entities affiliated with J. & W. Seligman & Co.(6)	3,083,692	—	3,083,692	6.0%
Entities affiliated with The Hartford Mutual Funds(7)	2,625,000	—	2,625,000	5.1%

Directors and Executive Officers
Bryan D. Stolle(8)	923,365	996,153	1,919,518	3.7%
Nancy J. Schoendorf(9)	1,901,738	—	1,901,738	3.7%
Paul Wahl	—	33,333	33,333	*
Klaus-Dieter Laidig	31,667	—	31,667	*
Gareth Chang	—	8,333	8,333	*
Ronald E.F. Codd	—	2,083	2,083	*
D. Kenneth Coulter	8,377	420,555	428,932	*
Jay B. Fulcher	—	199,999	199,999	*
Tal G. Ball	—	138,541	138,541	*
Carolyn V. Aver	—	135,999	135,999	*
Richard J. Browne	44,698	72,778	117,476	*
Christopher Wong	—	103,999	103,999	*
Directors and executive officers as a group (12 persons)	2,909,845	2,111,773	5,021,618	9.8%

*	Less than 1%.

(1)	The persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table. Unless otherwise indicated, the address of each of the named individuals is c/o Agile Software Corporation, 6373 San Ignacio Avenue, San Jose, CA 95119-1200.

(2)	Comprises all options that are currently exercisable or will become exercisable within 60 days following August 22, 2003 by the beneficial owner.

(3)	Calculated on the basis of 51,335,722 shares of Common Stock outstanding as of August 22, 2003, except that shares of Common Stock underlying options exercisable within 60 days following August 22, 2003 are deemed outstanding for purposes of calculating the beneficial ownership of Common Stock of the holders of such options.

(4)	Based on a Schedule 13Fs filed by Wellington Management Company, LLP with the Securities and Exchange Commission on June 30, 2003. The address of Wellington Management Company, LLP is 75 State St., Boston, MA 02109.

(5)	Based on Schedule 13G filed by Ziff Asset Management entities with the Securities and Exchange Commission on February 14, 2003. The address of Ziff Asset Management is 283 Greenwich Ave., Greenwich, CT 06830.

(6)	Based on Schedule 13Fs filed by J. & W. Seligman & Co. entities with the Securities and Exchange Commission on June 30, 2003. The address of J. & W. Seligman & Co. is 100 Park Ave., 8th Floor, New York, NY 10017.

(7)	Based on Schedule 13G filed by The Hartford Mutual Funds entities with the Securities and Exchange Commission on February 7, 2003. The address of The Hartford Mutual Funds is 200 Hopmeadow St., Simsbury, CT 06089.

(8)	Includes 51,004 shares held by Bryan D. Stolle as trustee of the Wilson E. Stolle Trust Created Under the Bryan D. Stolle Annuity Trust #1 UTA dated 8/18/99, 51,004 shares held by Bryan D. Stolle as trustee of the Jacob N. Stolle Trust Created Under the Bryan D. Stolle Annuity Trust #1 UTA dated 8/18/99, 51,004 shares held by Deborah S. Stolle as trustee of the Wilson E. Stolle Trust Created Under the Deborah S. Stolle Annuity Trust #1 UTA dated 8/18/99, 51,004 shares held by Deborah S. Stolle as trustee of the Jacob N. Stolle Trust Created Under the Deborah S. Stolle Annuity Trust #1 UTA dated 8/18/99, 560,576 shares held by Deborah Stolle and Bryan Stolle as trustees of the Bryan Stolle Family Trust, 2,000 shares held by Bryan D. Stolle as Custodian for Caroline Stolle under UCAUTMA, 2,000 shares held by Bryan D. Stolle as Custodian for Michael Pettit under UCAUTMA and 2,000 shares held by Bryan D. Stolle as Custodian for Jonathan Pavlicek under UCAUTMA.

(9)	Includes 1,507,498 shares held by Mohr, Davidow Ventures IV, L.P., 349,320 shares held by Ms. Schoendorf, a director of Agile and a general partner of Mohr, Davidow Ventures, and 44,920 shares held by Ms. Schoendorf’s spouse. Fourth MDV Partners, LLC is the general partner of Mohr, Davidow Ventures IV, L.P. and may be deemed to have sole voting power over such shares. Ms. Schoendorf is a member of Fourth MDV Partners, LLC and may be deemed to have shared voting power over the shares held by Mohr, Davidow Ventures IV, L.P. Ms. Schoendorf disclaims all beneficial ownership of shares held by Mohr, Davidow Ventures IV, L.P., except to the extent of her proportionate partnership interest therein. The address for Mohr, Davidow Ventures is 2775 Sand Hill Road, Building 1, Suite 240, Menlo Park, CA 94025.

EXECUTIVE OFFICER COMPENSATION

Summary Compensation Table

The following table presents information for the fiscal years ended April 30, 2003, 2002 and 2001 regarding the compensation paid to our chief executive officer, each of our other four most highly compensated executive officers who were serving as executive officers as of April 30, 2003, and two former executive officers who would have been among the other four most highly compensated executive officers but for the fact that the individuals were not serving as executive officers as of April 30, 2003.

	Annual Compensation					Long Term Compensation Awards/Securities Underlying Options
Name and Principal Position	Fiscal Year	Salary	Bonus (1)	Other Annual Compensation
Bryan D. Stolle	2003	$130,000	$—	$234,620	(2)	200,000
Chairman and Chief Executive	2002	180,000	—	140,000	(3)	—
Officer	2001	180,000	150,000	—		800,000

Carolyn V. Aver (4)	2003	196,528	119,283	—		480,000
Chief Financial Officer	2002	—	—	—		—
	2001	—	—	—		—

Jay B. Fulcher (5)	2003	113,636	139,756	—		750,000
President and Chief Operating	2002	—	—	—		—
Officer	2001	—	—	—		—

Christopher Wong (6)	2003	129,167	51,000	—		480,000
Executive Vice President,	2002	—	—	—		—
Products and Technology	2001	—	—	—		—

Richard J. Browne	2003	150,000	52,292	—		112,500
Vice President, Finance and	2002	147,500	68,033	—		—
Administrative Operations	2001	131,250	35,000	—		40,000	(7)

Former Executive Officers
D. Kenneth Coulter (8)	2003	175,000	182,210	—		—
Senior Vice President,	2002	175,000	163,485	—		—
International Sales	2001	175,000	181,605	—		100,000

Tal G. Ball (9)	2003	200,000	103,383	—		—
Senior Vice President,	2002	57,639	21,990	—		350,000
Customer Care	2001	—	—	—		—

(1)	Bonuses are based on performance or achievement of goals. Included herein are bonuses accrued for the fiscal year but not paid until after fiscal year end. See “Report of the Compensation Committee on Executive Compensation.”

(2)	During the fiscal year ended April 30, 2002, we established a company travel plan for Mr. Stolle, wherein all bonuses otherwise payable to him are irrevocably allocated to pay company-approved travel expenses in excess of those covered by our travel policy (the “Travel Plan”). The amount of $154,620, which was attributable to bonus amounts that otherwise would have been earned by Mr. Stolle in the fiscal year ended April 30, 2003, has been allocated to the Travel Plan for the fiscal year ending April 30, 2004, together with the sum of $80,000, representing aggregate salary reductions incurred by Mr. Stolle in the fiscal year ended April 30, 2003.

(3)	The amount of $120,000, which was attributable to bonus amounts that otherwise would have been earned by Mr. Stolle in the fiscal year ended April 30, 2002, was allocated to the Travel Plan for the fiscal year ended April 30, 2003, together with the sum of $20,000, representing aggregate salary reductions incurred by Mr. Stolle in the fiscal year ended April 30, 2002.

(4)	Ms. Aver joined Agile in May 2002, at an annual salary of $200,000.

(5)	Mr. Fulcher joined Agile in October 2002, at an annual salary of $200,000.

(6)	Mr. Wong joined Agile in September 2002, at an annual salary of $200,000.

(7)	A total of 30,000 of these 40,000 shares were cancelled in connection with our voluntary stock option exchange program offered in the fiscal year ended April 30, 2002, for which replacement options were granted in May 2002.

(8)	Mr. Coulter was not serving as an executive officer as of April 30, 2003.

(9)	Mr. Ball joined Agile in January 2002, at an annual salary of $200,000. Mr. Ball was not serving as an executive officer as of April 30, 2003.

Options Granted in Last Fiscal Year

The following table sets forth certain information concerning grants of options to each of the persons named in the Summary Compensation Table above during the fiscal year ended April 30, 2003. In addition, pursuant to rules promulgated by the Securities Exchange Commission, the following table sets forth the hypothetical gains or “option spreads” that would exist for the options. Such gains are based on assumed rates of annual compound stock appreciation of 0%, 5% and 10% from the date on which the options were granted over the full term of the options. The rates do not represent our estimate or projection of our future Common Stock prices, and no assurance can be given that any appreciation will occur or that the rates of annual compound stock appreciation assumed for the purposes of the following table will be achieved.

	Number of Securities Underlying Options Granted(1)		% of Total Options Granted to Employees in Fiscal 2003(2)	Exercise Price	Market Price on Date of Grant	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
Name							0%	5%	10%
Bryan D. Stolle	200,000	(4)	2.31%	$5.11	$5.11	10/9/2012	$—	$642,730	$1,628,805

Carolyn V. Aver	480,000		5.56%	6.25	6.25	5/7/2012	—	1,886,684	4,781,227

Jay B. Fulcher	150,000	(5)	1.74%	0.01	5.11	10/7/2012	765,000	1,247,048	1,986,604
	600,000	(6)	6.94%	5.11	5.11	10/7/2012	—	1,928,191	4,886,414

Richard J. Browne	22,500		0.26%	8.34	8.34	5/31/2012	—	118,012	299,066
	90,000	(4)	1.04%	5.95	5.95	8/1/2012	—	336,773	853,449

Christopher Wong	480,000	(7)	5.56%	5.11	5.11	9/9/2012	—	1,542,553	3,909,132

D. Kenneth Coulter	—		—	—	—	—	—	—	—

Tal G. Ball	—		—	—	—	—	—	—	—

(1)	All options were granted under our 1995 Plan, have a ten year term, and, except as set forth below, vest over a period of five years at a rate of 20% after one year and 1/60th each month thereafter. For additional information regarding options, see “Employment Contracts, Termination of Employment and Change-in-Control Arrangements,” “Report of the Compensation Committee on Executive Compensation,” “Report of the Compensation Committee on Option Exchange and Repricing of Options” and “Equity Compensation Plan Information.”

(2)	Based on 8,639,769 shares subject to options granted to employees pursuant to our 1995 and 2000 Plans during fiscal 2003, including grants to the executive officers named in the table.

(3)	The potential realizable value is calculated from the exercise price per share, assuming the market price of our Common Stock appreciates in value at the stated percentage rate, over the term of the option at the time of grant. The potential realizable value at 0% reflects the value at the grant date for option grants with exercise prices below the market price of the underlying security at the date of grant.

(4)	These options vest over a period of three years at a rate of 1/36th each month.

(5)	Mr. Fulcher was granted an option to purchase 150,000 shares of our Common Stock with an exercise price below the market price of the underlying security on the date of grant as part of his compensation arrangement upon commencing employment with Agile. The option vests over a period of three years at a rate of 1/3rd each year.

(6)	These options vest over a period of four years at a rate of 12½% after six months and 1/48th each month thereafter.

(7)	These options vest over a period of five years at a rate of 10% after six months and 1/60th each month thereafter.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Values

The following table provides the specified information concerning exercises of options to purchase our Common Stock in the fiscal year ended April 30, 2003, and unexercised options held as of April 30, 2003, by the persons named in the Summary Compensation Table above.

	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at April 30, 2003		Value of Unexercised In-the-Money Options at April 30, 2003(3)
Name			Exercisable(1)	Unexercisable(2)	Exercisable(1)	Unexercisable(2)
Bryan D. Stolle	—	$—	835,241	472,859	$1,023,258	$305,001
Carolyn V. Aver	—	—	432,000	48,000	298,080	33,120
Jay B. Fulcher	—	—	750,000	39,138	2,065,877	71,623
Christopher Wong	—	—	421,293	58,707	770,966	107,434
Richard J. Browne	—	—	47,795	104,428	19,800	69,300
D. Kenneth Coulter	—	—	406,666	33,334	659,600	—
Tal G. Ball	—	—	102,083	247,917	—	—

(1)	Includes 1,611,490 shares which are exercisable prior to vesting, as well as shares which are vested. Options granted before August 19, 1999 under the 1995 Stock Option Plan are generally exercisable on and after the date of grant, but, until vested, remain subject to repurchase by us for their original purchase price upon the option holder’s termination of employment. Options granted after August 19, 1999 may generally only be exercised once vested. The options listed vest at various times from the date hereof through 2007.

(2)	Represents shares not exercisable pursuant to the terms of the option agreements.

(3)	Calculated by multiplying the difference between the exercise price and the market value of underlying securities at fiscal year end by the number of options held at fiscal year end. The market value is based on the closing price of our Common Stock on April 30, 2003 (the last trading day of the 2003 fiscal year), which was $6.94 as reported on the Nasdaq National Market.

Certain Relationships and Related Transactions

During the fiscal year ended April 30, 2003, we were not a party to any transaction or series of transactions involving $60,000 or more and in which any director, executive officer or holder of more than 5% of our capital stock had a material interest, other than the Executive Severance and Retention Plan described under “Employment Contracts, Termination of Employment and Change-in-Control Arrangements” above.

We have entered into indemnity agreements with certain employees, officers and directors that provide, among other things, that we will indemnify such employee, officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as an employee, officer, director or other agent with us, and otherwise to the fullest extent permitted under Delaware law and our Bylaws.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors administers Agile’s executive compensation program. In this regard, the role of the Compensation Committee, which is comprised entirely of outside, non-employee directors, is to review and approve salaries and other compensation of Agile’s executive officers and determine the performance-based compensation of its executive officers. The Compensation Committee also reviews and approves various other compensation policies and matters for Agile, and administers its stock option plans, including the review and approval of stock option grants to the executive officers. Limited authority to grant stock options to non-officer employees has been delegated to Mr. Stolle. The members of the Compensation Committee during the fiscal year ended April 30, 2003 were Mr. Patterson and Ms. Schoendorf.

General Compensation Philosophy

Agile’s general compensation philosophy is that total compensation should vary with its performance in attaining financial and non-financial objectives and that any long-term incentive compensation should be closely aligned with the interests of the stockholders. Agile has a performance-based compensation program in which the majority of its employees not compensated on a commission basis are eligible to participate.

Total cash compensation for the majority of Agile employees, including its executive officers, consists of the following components:

•	Base salary; and

•	A variable cash component that is based on performance objectives.

In addition to encouraging stock ownership by granting stock options, Agile further encourages its employees to own Agile stock through a tax-qualified employee stock purchase plan, which is generally available to all employees. This plan allows participants to buy Agile stock at a discount to the market price with up to 10% of their salary and bonuses, subject to limits on the number and value of shares an individual may purchase.

Setting Executive Compensation

The goal of Agile’s executive officer compensation policy is to attract, retain and reward executive officers who contribute to Agile’s success, to align executive officer compensation with its performance and to motivate executive officers to achieve its business objectives. In setting the base salary and performance-based compensation targets for executive officers, the Compensation Committee reviews information relating to executive compensation of U.S.-based companies that it considers generally comparable to Agile. While no specific formula is used to set pay in relation to this market data, executive officer base salaries generally are slightly below the average salaries for similar positions in comparable companies. However, when Agile’s business groups meet or exceed certain predetermined financial and non-financial goals, amounts paid under its performance-based compensation programs may lead to total cash compensation levels that are higher than the average salaries for such comparable positions.

The Compensation Committee has considered the provisions of Section 162(m) of the Internal Revenue Code and related Treasury Department regulations, which restrict the deductibility of compensation paid to Agile’s chief executive officer and each of the four other most highly compensated executive officers holding office at the end of any year to the extent such compensation exceeds $1,000,000 for any such officer in any year and does not qualify for an exception under the statute or regulations. Income from options granted under Agile’s stockholder-approved stock options would generally qualify for an exemption from these restrictions so long as the options are granted by a committee whose members are non-employee directors and have an exercise price not less than the fair market value of the shares on the date of grant. The Compensation Committee expects that these requirements will generally be satisfied to the extent consistent with Agile’s compensation objectives. The Compensation Committee does not believe that, in general, other components of Agile’s compensation will be likely to exceed $1,000,000 for any executive officer in the foreseeable future and therefore concluded that no further action with respect to qualifying such compensation for deductibility was necessary at this time. In the future, the Compensation Committee will continue to evaluate the advisability of qualifying its executive compensation for deductibility in full. The Compensation Committee’s policy is to qualify Agile’s executive compensation for deductibility under applicable tax laws to the extent consistent with its compensation objectives.

Base Salary

The Compensation Committee reviews the history of and proposals for the compensation package of each of Agile’s executive officers, including base salary and performance-based compensation components.

In accordance with Agile’s compensation philosophy that total cash compensation should vary with its performance as a company, the Compensation Committee establishes base salaries of Agile executive officers at levels which the Compensation Committee believes are below the average base salaries of executives in similar positions at companies considered by the Compensation Committee to be comparable to Agile, making a large part of each executive officer’s total compensation dependent on his or her performance as measured through its performance-based compensation programs.

Performance-Based Compensation

Executive Officer Performance-Based Compensation.    In May 2002, the Compensation Committee established individual performance-based compensation targets ranging from $60,000 to $250,000 for each of the executive officers. Performance-based compensation is awarded based on four elements, each having a 25% weighting, and include a revenue goal, a profit goal, a customer satisfaction goal, and the executive officer’s individual performance and achievement of personal goals. The Compensation Committee has given the Chief Executive Officer the discretion to increase or decrease the amount otherwise payable to an executive officer, if the Chief Executive Officer determines that the individual’s job performance warrants such a change. During the fiscal year ended April 30, 2003, the Compensation Committee awarded bonuses ranging between 50% and 100% of each executive officer’s individual performance-based compensation target, adjusted for the amount of time the executive officer was an employee of Agile during the fiscal year.

Stock Options.    The Compensation Committee strongly believes that equity ownership by executive officers provides incentives to build stockholder value and aligns the interests of executive officers with those of the stockholders, and therefore make periodic grants of stock options under the 1995 Stock Option Plan. The size of an option grant to an executive officer has generally been determined with reference to similarly sized technology companies in Agile’s geographical area, the responsibilities and expected future contributions of the executive officer and previous grants to that officer, as well as recruitment and retention considerations. In the fiscal year ended April 30, 2003, the Compensation Committee did make stock option grants to executive officers; see “Options Granted in Last Fiscal Year.”

Chief Executive Compensation.    Mr. Stolle’s compensation as Chief Executive Officer for the fiscal year ended April 30, 2003 was established by the Compensation Committee in May 2002 in accordance with the guidelines described above. For the two months ended June 30, 2003, Mr. Stolle’s base annual salary was $180,000. Effective July 1, 2003, Mr. Stolle’s base annual salary for the remainder of the fiscal year ended April 30, 2003 was reduced to $120,000. Mr. Stolle was granted an option to purchase 200,000 shares of Agile Common Stock at an exercise price of $5.11 per share, vesting over a period of three years at the rate of 1/36th each month. Under the terms of the options granted to Mr. Stolle, if he is terminated without cause during the eighteen months following a change-in-control of Agile, then vesting of the option will accelerate by 18 months. During the fiscal year ended April 30, 2002, we established a company travel plan for Mr. Stolle, wherein all bonuses otherwise payable to him are irrevocably allocated to pay company-approved travel expenses in excess of those covered by Agile’s travel policy (the “Travel Plan”). The amount of $120,000, which was attributable to bonus amounts that otherwise would have been earned by Mr. Stolle in the fiscal year ended April 30, 2002, was allocated to the Travel Plan for the fiscal year ended April 30, 2003, together with the sum of $20,000, representing aggregate salary reductions incurred by Mr. Stolle in the fiscal year ended April 30, 2002. The amount of $154,620, which was attributable to bonus amounts that otherwise would have been earned by Mr. Stolle in the fiscal year ended April 30, 2003, has been allocated to the Travel Plan for the fiscal year ending April 30, 2004, together with the sum of $80,000, representing aggregate salary reductions incurred by Mr. Stolle in the fiscal year ended April 30, 2003.

COMPENSATION COMMITTEE

NANCY J. SCHOENDORF

PAUL WAHL

REPORT OF THE COMPENSATION COMMITTEE ON OPTION EXCHANGE

AND REPRICING OF OPTIONS

Voluntary Option Exchange Program

In October 2001, the Board of Directors considered the fact that a broad decline in the price of Agile’s Common Stock had resulted in a substantial number of stock options held by its employees with exercise prices well above the recent historical trading prices of its Common Stock. Management advised the Board of Directors that employee turnover was likely to increase in part because options comprising a substantial portion of Agile’s long-term employees’ total compensation and having exercise prices well above the then current trading price, no longer provided an effective retention incentive. In addition, management advised the Board of Directors that competing offers to its employees from other companies, including options granted to new hires at current trading prices, would be attractive.

The Board of Directors believed that (i) Agile’s success in the future would depend in large part on its ability to retain a number of its highly skilled technical and managerial personnel, (ii) competition for such personnel would continue to be intense, (iii) the loss of key employees could have a significant adverse impact on Agile’s business, and (iv) it would be important and cost-effective to provide meaningful equity incentives to Agile employees to improve its performance and its value for its stockholders. The Board of Directors considered granting new options to existing employees at fair market value, but recognized that the size of the option grants required to offset the decline in market price would result in significant additional dilution to stockholders and that such grants would potentially exceed the option reserve, resulting in a potential charge to earnings if the price at the time of a stockholders meeting approving an increase in that reserve was greater than the market price at the time the grants were approved. The Board of Directors recognized that an exchange of existing options with exercise prices higher than market price, for new options at market price would provide additional retention incentives to employees because of the increased potential for appreciation. Considering these factors, the Board of Directors determined it to be in Agile’s best interests and its stockholders to offer to each employee who held outstanding options to purchase Agile Common Stock originally granted under its 1995 Plan, the 2000 Nonstatutory Stock Option Plan (“2000 Plan”), or the Digital Market, Inc. 1995 Stock Option Plan with an exercise price per share of $15.00 or more the opportunity to exchange that option for a new option to be granted to participating officers under its 1995 Plan and to all other participating option holders under its 2000 Plan. Under the exchange program, each new option would be for 75% of the number of shares subject to the exchanged option. Employees located in the United States, Canada, France, Germany, Japan, Taiwan and the United Kingdom were eligible to participate. Members of the Board of Directors and the Chief Executive Officer were not eligible to participate. The new options were granted at least six months and one day after the cancellation of old options in order to avoid adverse accounting consequences.

Under this program, on November 19, 2001, Agile accepted for exchange and cancellation options to purchase an aggregate of 3,223,003 shares of its Common Stock representing 40% of the options eligible to be tendered under the program. On May 31, 2002, Agile granted options to purchase an aggregate of 2,401,969 shares of its Common Stock to employees who tendered eligible options in the program. The exercise price per share for each of the new options was $8.34 per share, the last reported sale price of Agile Common Stock on the grant date.

Each option issued in exchange for a cancelled option will continue to vest and become exercisable for the option shares in accordance with the same vesting schedule in effect for the cancelled option. Accordingly, each new option was immediately vested and exercisable upon grant for 75% of the number of shares which would have been vested and exercisable under the cancelled option at that time and will become exercisable for the balance of the shares on the same vesting installment dates as were in effect for the cancelled option. However, the number of shares covered by each such installment will be 75% of the number of shares, which would have been subject to that installment under the cancelled option.

Ten-Year Option Repricings

The table below provides certain information concerning the participation of the persons named in the Summary Compensation Table above in the option exchange program. The members of Agile’s Board, including its Chief Executive Officer Bryan D. Stolle, were not eligible to participate in the program. Except for the October 2001 option exchange program, Agile has not implemented any other option repricing or option cancellation/re-grant programs.

Name and Principal Position	Date of Replacement Grant(1)	Number of Securities Underlying Options at Time of Cancellation	Number of Securities Underlying Options Received Pursuant to Exchange	Market Price of Stock at Time of Cancellation(2)	Exercise Price at Time of Cancellation	Exercise Price of Replacement Option(3)	Length of Original Option Term Remaining at Date of Cancellation (in months)
Richard J. Browne Vice President, Finance and Administrative Operations	5/31/2002	30,000	22,500	$14.00	$29.00	$8.34	38

Former Executive Officers

Joseph Hage Senior Vice President, Product Development	5/31/2002 5/31/2002 5/31/2002	51,000 17,000 50,000	38,250 12,750 37,500	14.00 14.00 14.00	20.69 50.50 29.00	8.34 8.34 8.34	15 45 38

William R. Jamaca Vice President, Customer Services	5/31/2002 5/31/2002 5/31/2002	40,000 60,000 40,000	30,000 45,000 30,000	14.00 14.00 14.00	57.50 64.00 64.00	8.34 8.34 8.34	39 39 39

Gregory G. Schott Senior Vice President, Marketing and Corporate Development	5/31/2002	20,000	15,000	14.00	29.00	8.34	38

(1)	The original underwater options submitted for exchange were cancelled by Agile on November 19, 2001.

(2)	The market price per share of our Common Stock on November 19, 2001, the date the original underlying options were submitted for exchange and cancelled by Agile.

(3)	The closing market price, as reported on the Nasdaq National Market, on May 31, 2002, the date the new options were granted.

COMPENSATION COMMITTEE

NANCY J. SCHOENDORF

PAUL WAHL

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of April 30, 2003 about our Common Stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans approved by stockholders and equity compensation plans not approved by stockholders, including the 1995 Plan, the 1999 Employee Stock Purchase Plan (the “Purchase Plan”), and the 2000 Plan.

Plan category (1)	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(2)(3)	2,065,991	$10.37	4,548,836

Equity compensation plans not approved by security holders(4)	3,794,611	$14.82	9,518,401

Total	5,860,602	$13.25	14,067,237

(1)	The information presented in this table excludes options to purchase 15,146 shares of our Common Stock at a weighted average exercise price of $3.70, under the Digital Market, Inc. 1995 Stock Option Plan, which were assumed pursuant to our acquisition of Digital Market, Inc.

(2)	Includes 1,677,913 shares that are reserved for under the 1995 Plan. The 1995 Plan provides for an automatic share reserve increase on the first day of each fiscal year beginning on or after May 1, 2000 by an amount equal to the lesser of (a) one million shares, (b) 5% of the number of shares of Common Stock issued and outstanding on the last day of the immediately preceding fiscal year, or (c) a lesser amount of shares determined by the Board of Directors. The number of securities available for future issuance does not include the one million additional shares by which the reserve was automatically increased on May 1, 2003.

(3)	Includes 2,879,653 shares that are reserved for issuance under the Purchase Plan. The Purchase Plan provides for an automatic share reserve increase each May 1 through and including May 1, 2009, by an amount equal to the lesser of (a) one million shares per year, (b) 2% of the number of shares of Common Stock that was issued and outstanding on the last day of the preceding fiscal year, or (c) a lesser amount of shares determined by the Board. We increased the reserve by 982,957 shares on May 1, 2003.

(4)	Consists of options outstanding and shares available for future issuance under the 2000 Plan, the material features of which are described below.

Material Features of the 2000 Plan

As of April 30, 2003, we had reserved 19,500,000 shares of Common Stock for issuance under the 2000 Plan. The 2000 Plan is administered by the Board of Directors. It provides for the grant of nonstatutory stock options and stock issuance awards to employees (excluding officers and directors) and consultants at exercise or purchase prices determined by the Board. Options granted under the 2000 Plan generally have a 10-year term and vest at the rate of 20% of the shares on the first anniversary of the date of grant and 1/60th of the shares monthly thereafter. Vesting will accelerate upon a change-in-control unless the successor corporation assumes the option or replaces it with a cash incentive program that preserves for the option holder the excess of the underlying shares’ value at the time of the transaction over the exercise price, with payment to be made over the same vesting schedule.

REPORT OF THE AUDIT COMMITTEE

As of April 30, 2003, the Audit Committee consists of three directors each of whom, in the judgment of the Board, is an “independent director” as defined in the rules of The Nasdaq Stock Market, Inc. The Audit Committee acts pursuant to a written charter that has been adopted by the Board of Directors. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis. During the last fiscal year, the Audit Committee held six meetings.

The Audit Committee oversees Agile’s financial reporting process on behalf of the Board of Directors. Management is responsible for the preparation, presentation and integrity of our financial statements, and for maintaining appropriate accounting and financial reporting principles, policies, internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards, and issuing a report thereon. Members of the Audit Committee are not full-time employees of Agile and are not, and do not represent themselves to be, accountants or auditors by profession or experts in the fields of accounting and auditing. It is not the duty or responsibility of the Audit Committee or its members to conduct any type of auditing or accounting review or procedure, and each member of the Audit Committee relies on the integrity of those persons and organizations within and outside Agile from whom it receives information and the accuracy of the financial and other information provided to the Audit Committee.

Among other matters, the Audit Committee monitors the activities and performance of Agile’s independent auditors, including the audit scope, external audit fees, auditor independence matters and the extent to which the independent auditors may be retained to perform non-audit services. The Audit Committee has approved the engagement of PricewaterhouseCoopers LLP, Agile’s independent auditors, to perform certain permitted tax-related and other non-audit services for Agile. The annual agenda for the Audit Committee includes a review of our financial statements, internal controls and audit matters. The Audit Committee meets twice each quarter with management and the independent auditors to review Agile’s interim financial results, discuss the results of examinations by the independent auditors, and discuss any other topics or events that might have a significant impact on Agile’s financial condition or results of operation or are the subject of discussions between management and the independent auditors. The Audit Committee is responsible for establishing procedures for the receipt, retention and treatment of complaints received by Agile regarding accounting, internal accounting controls or auditing matters, including the confidential, anonymous submission by Agile employees, received through established procedures, of concerns regarding accounting or auditing matters.

The Audit Committee has received from the auditors a formal written statement describing all relationships between Agile and the auditors that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed with the auditors any relationships that may impact their objectivity and independence, and satisfied itself as to the auditors’ independence.

The Audit Committee has reviewed and discussed the consolidated financial statements for the fiscal year ended April 30, 2003 with management and the independent auditors and has discussed and reviewed with the independent auditors all matters required to be discussed in accordance with Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.” Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that Agile’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended April 30, 2003.

AUDIT COMMITTEE(1)

KLAUS-DIETER LAIDIG

NANCY J. SCHOENDORF

(1)	Remaining Audit Committee members during the fiscal year ended April 30, 2003.

COMPARISON OF STOCKHOLDER RETURN

Set forth below is a line graph comparing the cumulative total stockholder return on our Common Stock against the cumulative total return of the Nasdaq Stock Market (U.S) Index and the Nasdaq Computer & Data Processing Index between August 20, 1999 (the date our Common Stock commenced trading) and April 30, 2003. The graph and table assume that $100 was invested on August 20, 1999 in each of Agile Common Stock, Nasdaq Stock Market (U.S.) Index and the Nasdaq Computer & Data Processing Index. No cash dividends have been declared on our Common Stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

Comparison of Cumulative Total Return From August 20, 1999 through April 30, 2003;

Agile Software Corporation, Nasdaq Stock Market (U.S) Index and the Nasdaq

Computer & Data Processing Index

	8/20/1999	10/31/1999	1/31/2000	4/30/2000	7/31/2000	10/31/2000	1/31/2001	4/30/2001
Agile Software Corporation	100	245.768	369.906	185.893	277.429	378.056	247.022	95.649
NASDAQ Stock Market-U.S.	100	112.060	147.622	144.815	141.920	126.749	103.668	79.302
NASDAQ Computer and Data Processing	100	120.723	167.010	143.146	136.888	129.043	100.647	78.016

	7/31/2001	10/31/2001	1/31/2002	4/30/2002	7/31/2002	10/31/2002	1/31/2003	4/30/2003
Agile Software Corporation	60.389	47.749	73.179	45.944	29.893	34.157	35.110	34.809
NASDAQ Stock Market-U.S.	76.163	63.679	72.800	63.732	50.344	50.526	50.168	55.656
NASDAQ Computer and Data Processing	72.554	58.789	69.725	54.756	45.144	48.066	47.265	50.746

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, among others, to file with the Securities and Exchange Commission an initial report of ownership of our stock and reports of changes in ownership . Persons subject to Section 16 are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file. Under SEC rules, certain forms of indirect ownership and ownership of Company stock by certain family members are covered by these reporting rules. As a matter of practice, our administrative staff assists our executive officers and directors in preparing initial reports of ownership and reports of changes in ownership and in filing these reports on their behalf.

Based solely on a review of the copies of such forms furnished to us, and on written representations from certain reporting persons, we believe that during the fiscal year ended April 30, 2003, all filing requirements applicable to our executive officers, directors and more than 10% stockholders were complied with on a timely basis.

Financial Statements

Our financial statements for the fiscal year ended April 30, 2003 are included in our 2003 Annual Report to Stockholders. Copies of the annual report are being sent to our stockholders concurrently with the mailing of this proxy statement. Stockholders directly registered by name on the books of EquiServe, or holding shares in nominee name through certain brokers and banks, have been offered the opportunity to obtain this proxy statement and the annual report by accessing it in electronic form on our website instead of receiving paper copies. If you have not received or had access to the annual report, please notify our Investor Relations at 6373 San Ignacio Avenue, San Jose, CA 95119-1200 and a copy will be sent to you. Our annual report and this proxy statement are available via the Internet at www.agile.com/investors.

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

We have an advance notice provision under our Bylaws for stockholder business to be presented at meetings of stockholders. This provision states that in order for stockholder business to be properly brought before a meeting by a stockholder, such stockholder must have given timely notice thereof in writing to our Secretary. A stockholder proposal to be timely must be received at our principal executive offices not less than 120 calendar days in advance of the one year anniversary of the date our proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders; except that (i) if no annual meeting was held in the previous year, (ii) if the date of the annual meeting has been changed by more than thirty calendar days from the date contemplated at the time of the previous year’s proxy statement, or (iii) in the event of a special meeting, then notice must be received not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the meeting date was made.

Proposals of stockholders intended to be presented at the next annual meeting of our stockholders must be received by us at our offices at 6373 San Ignacio Avenue, San Jose, CA 95119-1200, no later than May 7, 2004, and satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in our proxy statement for that meeting.

VOTING VIA THE INTERNET OR BY TELEPHONE

If you hold your shares directly registered in your name with EquiServe:	If you hold your shares in an account with a broker or a bank that participates in the ADP Investor Communication Service program:

To vote by phone 1-877-PRX-VOTE, (1-877-779-8683) To vote via the Internet: www.eproxyvote.com/agil	To vote by phone: your voting form from your broker or bank will show the telephone number to call. To vote via the Internet: www.eproxyvote.com/agil

For Shares Directly Registered in the Name of the Stockholder.    Stockholders with shares registered directly in their name with EquiServe may vote those shares telephonically by calling EquiServe at 1-877-PRX-VOTE, (1-877-779-8683) or via the Internet at www.eproxyvote.com/agil.

For Shares Registered in the Name of a Broker or a Bank.    A number of brokers and banks are participating in a program provided through ADP Investor Communication Services that offers telephone and Internet voting options. This program is different from the program provided by EquiServe for shares registered directly in the name of the stockholder. If your shares are held in an account with a broker or a bank participating in the ADP Investor Communication Services program, you may vote those shares telephonically by calling the telephone number shown on the voting form received from your broker or bank, or via the Internet at ADP Investor Communication Services’ voting at www.proxyvote.com.

General Information for All Shares Voted Via the Internet or By Telephone.    Votes submitted via the Internet or by telephone must be received by 12:00 midnight Eastern Time on October 8, 2003. Submitting your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the annual meeting.

The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Counsel has advised us that the Internet voting procedures that have been made available through EquiServe are consistent with the requirements of applicable law. Stockholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

Householding of Proxy Materials.    In December 2000, the Securities and Exchange Commission adopted new rules that permit companies and intermediaries, including brokers, to satisfy the delivery requirements for proxy statements, prospectuses and annual reports with respect to two or more stockholders sharing the same address by delivering a single copy of proxy statements, prospectuses and annual reports, as the case may be, addressed to those stockholders. This process, known as “householding,” may mean extra convenience for stockholders and cost savings for us. If you are currently receiving multiple copies of our proxy statement and Annual Report at your address and would like to request “householding” of your communications, please contact your broker, or if you hold shares of Agile Common Stock in your name, you should contact EquiServe, our transfer agent, at 1-877-PRX-VOTE (1-877-779-8683), or via the Internet at www.eproxyvote.com/agil . Once you have elected householding of your communications, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding, and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Agile Software Corporation, Investor Relations, 6373 San Ignacio Avenue, San Jose, CA 95119-1200, or contact Investor Relations at (408) 284-4000.

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the Board of Directors knows of no other business that will be conducted at the 2003 annual meeting of stockholders of Agile Software Corporation, other than as described in this Proxy Statement. If other matters come before the annual meeting, the persons named in the accompanying form of proxy will vote in accordance with their best judgment with respect to such matters.

By Order of the Board of Directors

Sam Laub

Secretary

San Jose, California

Dated: September 4, 2003

DETACH HERE	ZAGIC2

PROXY

AGILE SOFTWARE CORPORATION

PROXY FOR 2003 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby authorizes Bryan D. Stolle and Carolyn V. Aver as Proxies, with full power in each to act without the other and with the power of substitution in each, to represent and to vote all the shares of stock of Agile Software Corporation that the undersigned is entitled to vote at the 2003 Annual Meeting of Stockholders of Agile Software Corporation to be held at 6373 San lgnacio Avenue, San Jose, California, at 11:00 a.m. on October 9, 2003, or at any postponement or adjournment thereof, with respect to the matters set forth on the reverse side for the proposals listed below and as more particularly described in Agile’s proxy statement, receipt of which is hereby acknowledged and in their discretion upon such other matters as may properly come before the meeting.

The proxy will be voted in accordance with specifications made on the reverse side.

IF YOU DO NOT INDICATE HOW YOU WISH THIS PROXY TO BE VOTED, THE PROXYHOLDERS WILL VOTE “FOR” MANAGEMENT’S NOMINEES FOR DIRECTOR AND “FOR” PROPOSAL 2 AND IN THEIR DISCRETION ON SUCH OTHER MATTERS AS ARE PROPERLY BROUGHT BEFORE THE MEETING.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

AGILE SOFTWARE CORPORATION

C/O EQUISERVE TRUST COMPANY N.A.

P.O. BOX 8694

EDISON, NJ 08818-8694

Voter Control Number

Your vote is important. Please vote immediately.

Vote-by-Internet		OR	Vote-by-Telephone
1.	Log on to the Internet and go to http://www.eproxyvote.com/agil		1.	Call toll-free 1-877-PRX-VOTE (1-877-779-8683)
2.	Enter your Voter Control Number listed above and follow the easy steps outlined on the secured website.		2.	Enter your Voter Control Number listed above and follow the easy recorded instructions.

If you vote over the Internet or by telephone, please do not mail your card.

DETACH HERE	ZAGIC1

☒	Please mark votes as in this example.

#AGI

A vote FOR the following proposals is recommended by the Board of Directors:

To elect two directors to hold office for a three-year term or until their respective successors are elected or appointed.

							FOR	AGAINST	ABSTAIN
Nominees: (01) Klaus-Dieter Laidig and (02) Gareth Chang					2	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent auditors for the fiscal year ending April 30, 2004	☐	☐	☐
	FOR	WITHHELD
	☐	☐	☐	MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW

☐	For all nominees except as noted above		☐	MARK HERE IF YOU PLAN TO ATTEND THE MEETING

Please sign exactly as your name(s) appear(s) hereon. All holders must sign. If shares of stock stand on record in the names of two or more persons or in the names of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the above proxy. If shares of stock are held of record by a corporation, the proxy should be executed by the President or Vice President and the Secretary or Assistant Secretary, and the corporate seal should be affixed thereto. Executors or administrators or other fiduciaries who execute the above proxy for a deceased stockholder should give their full title. Please date the proxy. Even if you are planning to attend the meeting in person, you are urged to sign and mail the proxy in the return envelope so that your stock may be represented at the meeting.

Signature:                                                                             Date                                     Signature                                                                              Date